INVESTMENT ADVISORY AGREEMENT

BETWEEN

THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

AND

MONY LIFE INSURANCE COMPANY OF AMERICA

AGREEMENT made this lst day of January, 1982, by and between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, a mutual life insurance company, organized and existing under the laws of the State of New York (“MONY”) and MONY LIFE INSURANCE COMPANY OF AMERICA, a corporation organized and existing under the laws of the State of Arizona (“MONYAMA”):

WHEREAS, MONYAMA is a wholly-owned subsidiary of MONY organized to transact the business of life insurance; and

WHEREAS, the investment of MONYAMA’s assets is an important and necessary part of its business operations; and

WHEREAS, MONY has a direct interest in assuring that such investment activities and operations of MONYAMA are successful; and

WHEREAS, MONY has substantial experience in managing investment portfolios commonly held by insurance companies and in providing related administrative functions, and has available the necessary personnel, advisory and research functions; and

WHEREAS, MONYAMA desires to retain MONY to render certain of such services to MONYAMA in the manner and on the terms and conditions hereinafter set forth:

NOW, THEREFORE, this Agreement

WITNESSETH:

that for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.  MONY shall assist MONYAMA in establishing and periodically reviewing MONYAMA’s general long and short term investment goals, and, as part of such duty, shall recommend to MONYAMA, subject to applicable law, what portion of the assets of MONYAMA shall be invested in common stock, real property, debt securities, mortgages and other forms of investments and how each of same shall be diversified.

2.  MONY shall, to the extent reasonably required in the conduct of MONYAMA’s business, furnish to MONYAMA advice and recommendations with respect to the purchase and sale of assets acquired for investment and the management of MONYAMA’s investment portfolio in a manner consistent with the laws of the State of Delaware and MONYAMA’s investment goals.

3.  MONY shall advise and recommend to MONYAMA which investments shall be made or disposed of for MONYAMA and if authorized to do so by the Board of Directors (or the Investment Committee, if any), of MONYAMA, shall arrange for the necessary placement of orders, execution of transactions, purchases, sales and conveyances. All commissions, taxes and regulatory fees normally payable at the time such investments are made or disposed of shall be charged against MONYAMA pursuant to paragraph 6 hereof. MONYAMA shall pay all capital gains taxes and other taxes arising from such transactions.

4.  MONY shall periodically furnish to the Investment Committee, if any, and to the Board of Directors of MONYAMA a statement of all such purchases and sales made on behalf of MONYAMA during the period since the preceding report. Such report shall be made at least quarterly.

5.  MONY’s investment advisory and other functions under this contract shall at all times be subject to any directives of the Board of Directors and/or the Investment Committee, if any, of MONYAMA.

6.  All services provided hereunder by MONY shall be provided on a cost reimbursal basis and shall be charged to MONYAMA and paid by it pursuant to and in accordance with the terms of that certain service agreement entered into by and between the parties hereto and dated effective as of January 1, 1982, as same may be amended or revised from time to time.

7.  In the event of any difference arising hereafter between the contracting parties with reference to any transaction under this Agreement, the same shall be referred to a committee of three arbitrators, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third.

In the case of disagreements as to the third member of the committee of arbitrators, each of the first two chosen shall provide one name and the appointment shall be made by drawing lots.

Each party shall submit its case in writing to the committee within one month of the date of the establishment of the committee. The committee shall be expected to give its decision in writing within one month after the final submission of the two parties.

The decision of the majority of the three members of the committee shall be deemed to be a decision of the committee, and shall be binding upon the parties hereto.

Each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other parties to the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the committee of arbitrators.

Any arbitration instituted pursuant to this Article shall be held in New York, New York and the laws of the State of New York shall govern the interpretation and application of this agreement.

8.  This Agreement may be terminated at any time by either party without penalty upon 60 days written notice provided six months prior written notice is furnished to MONY’s computer service department.

This Agreement may also be terminated immediately by MONYAMA upon written notice in the event MONYAMA cancels the Service Agreement elsewhere herein referenced between MONY and MONYAMA pursuant to the terms of paragraph 5 of said Service Agreement.

9.  This Agreement supersedes and cancels any Investment Advisory Agreement heretofore entered into by the parties.

10.  This Agreement shall not be modified except by a writing executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year above written.

THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ KIHONG SUNG
Vice President
MONY LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ PHILLIP EISENBERG
Vice President

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